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                                                                     EXHIBIT 4.9

                                PROMISSORY NOTE

$3,300,000                       Conroe, Texas                  December 1, 1993

         FOR VALUE RECEIVED, Dailey Petroleum Services Corp. (the "Maker") hereby promises to pay to the order of Lawrence Industries, Inc. a Delaware corporation (the "Holder"), at Conroe, Texas or at such other address as Holder may designate in writing to Maker, the aggregate principal sum of THREE MILLION THREE HUNDRED THOUSAND AND NO/XX DOLLARS ($3,300,000) together with interest thereon at the annual rate of Eight percent (8%) commencing December 1, 1993 until maturity. All principal and interest due hereunder shall be paid in lawful money of the United States of America. All past due principal of this Note shall bear interest at the maximum rate allowed by the law from the maturity date thereof until paid, but in no event shall interest exceed the maximum nonusurious rate permitted from time to time by law or not in effect or, to the extent permitted by law, as may hereinafter be in effect.

         This Note shall be due and payable as follows:

Sixty (60) monthly installments of Fifty-five Thousand Dollars ($55,000) each, plus accrued interest then due thereon, with the first installment due and payable on January 1, 1994, and the remaining Fifty-nine (59) installments due and payable in consecutive order on the first day of each month thereafter until all principal and interest is paid in full.

         It is hereby expressly stipulated and agreed to be the intent of Maker and Holder to at all times comply with the usury and all other laws relating to this Note and any instrument executed by Maker in connection herewith now or hereafter in effect in the State of Texas. If such laws are ever revised, repealed or judicially interpreted so as to render usurious any amount called for herein or under any such other instrument, it is the Maker's and Holder's express intent that all excess amount theretofore collected by Holder be refunded to Maker forthwith, and provisions hereof and thereof be immediately deemed reformed and the amount thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. Without in any way limiting the generality of the foregoing, Maker and Holder hereby agree that the interest by law called for herein shall never exceed any amount in excess of that permitted for a month calculated on the basis of the actual number of days therein or a year calculated on the basis of three hundred sixty-five (365) or three hundred sixty-six (366) days, whichever is applicable.

         If default is made in the payment of this Note at maturity, regardless of how such maturity may be brought about, or is collected or attempted to be collected by the initiation or prosecution of any suit or through any probate or bankruptcy court, or by any other judicial proceeding, or is placed in the hands of an attorney for collection, the Maker shall pay, in addition to all other amounts owing hereunder, all court costs and




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reasonable attorneys' fees not to exceed twenty percent (20%) of the principal and interest then owing hereon.

         Maker reserves the right to prepay this Note in any amount at any time prior to maturity, without premium or penalty. Each prepayment of principal on this Note shall be applied to reduce the outstanding balance thereof and shall be applied first to accrued interest, if any, and then to installments of principal in the inverse order of their maturity.

         This Note shall become immediately due and payable at the option of any holder hereof, without presentment or demand or any notice to Maker or any other person obligated hereon, upon default in the payment of any of the principal hereof or any interest hereon when due, or if any event occurs or conditions exist which authorize the acceleration of maturity hereof under any agreement made by Maker.

         Maker and all sureties, endorsers and guarantors of this Note waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, and all other notice, filing of suit and diligence in collection of this Note.

         Lawrence Industries, Inc. hereby acknowledges and agrees that Maker's obligations under this Promissory Note are subordinate to the Senior Claims of First Interstate Bank of Texas as provided in the Amended and Restated Subordination Agreement entered into as of December 1, 1993, by and among Lawrence Industries, Inc., First Interstate Bank of Texas, and Dailey Petroleum Services Corp.

         IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has fully executed this Note as of the day and year first above written.

                                        MAKER:

                                        DAILEY PETROLEUM SERVICES CORP.



                                        By  /s/ David T. Tighe
                                          -----------------------------
                                            David T. Tighe
                                            Vice President





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